Exhibit 5.1

Office:    +852 2801 6066
Mobile:    +852 9718 8740
Email:    rthorp@tta.lawyer

Rockley Photonics Holdings Limited 3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom, WA14 2DT
1 November 2022
Dear Sirs
Rockley Photonics Holdings Limited
We have acted as Cayman Islands legal advisers to Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the "Company") in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, relating to ordinary shares of the Company with a par value of $0.000004026575398 per share (the "Selling Shareholders' Shares") to be offered and sold by (i) Highbridge Tactical Credit Master Fund, L.P., (ii) ROC SPV XIX LLC, (iii) ROC SPV XX LLC, (iv) Wazee Street Opportunities Fund V LP, (v) Whitebox Multi-Strategy Partners, L.P., (vi) Whitebox Relative Value Partners, LP, (vii) Whitebox GT Fund, LP, (viii) Pandora Select Partners, LP, (ix) MTVL, LLC, and (x) Dr. Andrew Rickman from time to time (the "Selling Shareholders" and each a "Selling Shareholder"). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.
1    Documents Reviewed
For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.
2    Assumptions
The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
3    Opinions
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Selling Shareholders' Shares are duly authorized and, when allotted, issued and paid for as contemplated in the

Registration Statement, the Selling Shareholders' Shares will be legally issued and allotted, as fully paid and non-assessable.
In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully

/s/ TRAVERS THORP ALBERGA

SCHEDULE 1
List of Documents Reviewed
1    the Certificate of Incorporation dated 11 March 2021;
2    the register of directors of the Company;
3    the Second Amended and Restated Memorandum and Articles of Association of the Company as filed on 11 August 2021 (the "M&A");
4    the minutes of the meeting of the board of directors of the Company held on 11 May 2022 and 30 September 2022 and the unanimous written resolutions of all of the directors of the Company dated 22 October 2022 (the "Board Resolutions");
5    the Registration Statement;
6    a certain series of Convertible Senior Secured Notes due 2026 having the terms set forth in the Indenture (the "Notes");
7    a New York law super senior indenture dated 25 October 2022 between, among others, the Company and Wilmington Savings Fund Society, FSB (the "Indenture");
8    a fourth supplement dated 25 October 2022 to an indenture dated 27 May 2022 between, among others, the Company and Wilmington Savings Fund Society, FSB (as amended and supplemented by a first supplemental indenture dated 4 August 2022, a second supplemental indenture dated 30 September 2022 and a third supplemental indenture dated 30 September 2022);
9    New York law warrants dated 25 October 2022 and issued by the Company in favour of each of the Selling Shareholders (the "Warrants"); and
10    a Registration Rights Agreement dated as of 25 October 2022 between the Company and each of the Selling Shareholders (the "Registration Rights Agreement").